Exhibit 99.1

5281 California Avenue Suite 100 Irvine, California 92617
urovant.com

Urovant Sciences Appoints James Hindman to Board of Directors

•	James Hindman, a veteran global and strategic senior financial executive, brings extensive experience in the pharmaceutical, biologics and medical device industries to the Urovant Board
•	Mr. Hindman most recently served as Chief Financial Officer at Allergan until its $70.5B sale to Actavis

IRVINE, Calif. and BASEL, Switzerland May 27, 2020/Business Wire – Urovant Sciences (Nasdaq: UROV) today announced the appointment of Jim Hindman to the company’s Board of Directors. A veteran of the pharmaceutical, biologics and medical device industries, Mr. Hindman brings more than 30 years of financial and strategic experience to his new role.

“Jim Hindman will undoubtedly add to the extraordinary breadth and depth of experience represented on our Board,” said Myrtle Potter, Chairman of the Urovant Board of Directors and CEO of Sumitovant Biopharma. “His strong record as a biopharmaceutical leader will be extremely valuable as Urovant moves into its next growth phase as a commercial company.”

“We are delighted to welcome Jim Hindman to the Urovant Board,” said James Robinson, President and Chief Executive Officer of Urovant. “Our company will surely benefit from Jim’s deep financial, business development and industry expertise as well as his experience in urology.

“I am pleased to join the Urovant Board at this promising juncture in the Company’s history following its filing of the vibegron new drug application with the FDA,” said Mr. Hindman. “Exciting times lie ahead, and I look forward to leveraging my experience to support Urovant as we work together to realize the commercial promise of vibegron and the rest of the Company’s clinical pipeline.”

Mr. Hindman joins the Urovant Board after a long career with Allergan, where he most recently served as Chief Financial Officer until Allergan’s $70.5B sale to Actavis in 2015. During his Allergan tenure, Mr. Hindman also held the positions of Executive Vice President, Finance and Business Development, Senior Vice President, Treasury, Risk and Investor Relations, and Senior Vice President, Finance and Controller. He holds a B.S. in Accounting from Loyola Marymount University and an MBA from Pepperdine University.

About Urovant Sciences

Urovant Sciences is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. The Company’s lead product candidate, vibegron, is an oral, once-daily small molecule beta-3 agonist that is being evaluated for overactive bladder (OAB).  Urovant Sciences reported positive data from the vibegron 12-week, Phase 3 pivotal EMPOWUR study and demonstrated favorable longer-term efficacy, safety, and tolerability in a 40-week extension study.  The Company submitted a New Drug Application to the FDA seeking approval of vibegron for the treatment of patients with OAB in December 2019.  Vibegron is also being evaluated for treatment of OAB in men with benign prostatic hyperplasia (OAB+BPH) and for abdominal pain associated with irritable bowel syndrome (IBS).  Urovant’s second product candidate, URO-902, is a novel gene therapy being developed for patients with OAB who have failed oral pharmacologic therapy. Urovant Sciences, a subsidiary of Sumitovant Biopharma Ltd., which is a wholly-owned subsidiary of Sumitomo Dainippon Pharma Co., Ltd., intends to develop novel treatments for additional urologic diseases.  Learn more about us at www.urovant.com.

About Sumitovant Biopharma Ltd.

Sumitovant is a global biopharmaceutical company with offices in New York City and London. Sumitovant is a wholly owned subsidiary of Sumitomo Dainippon Pharma. Sumitovant is the majority shareholder of Urovant and Myovant, and wholly owns Enzyvant, Spirovant, and Altavant. Sumitovant's promising pipeline is comprised of early-through late-stage investigational medicines across a range of disease areas targeting high unmet need. For further information about Sumitovant, please visit https://www.sumitovant.com.

About Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon Pharma is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and the European Union. Sumitomo Dainippon Pharma is based on the 2005 merger between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon Pharma has more than 6,000 employees worldwide. Additional information about Sumitomo Dainippon Pharma is available through its corporate website at https://www.ds-pharma.com.

Investor and Media Inquiries:

Ryan Kubota

949.769.2706

ryan.kubota@urovant.com